                                                                  EXHIBIT (d)(5)


                                                                      PROSPECTUS

                       THIS DOCUMENT CONSTITUTES PART OF A
                       PROSPECTUS COVERING SECURITIES THAT
                          WE HAVE REGISTERED UNDER THE
                             SECURITIES ACT OF 1933



                          CAPSTONE TURBINE CORPORATION
                        6,200,000 SHARES OF COMMON STOCK
                 ISSUABLE UNDER THE CAPSTONE TURBINE CORPORATION
                 AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN

   This Prospectus relates to 6,200,000 shares of common stock, par value $0.001 per share, of Capstone Turbine Corporation (the "Company" or "Capstone") that may be issuable under the Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan (the "Plan") from time to time. The Plan authorizes the grant of incentive stock options to our employees and non-qualified stock options, stock purchase rights, stock bonus rights and stock bonuses to our employees and consultants. The Plan also authorizes the grant of non-qualified stock options to our independent non-employee directors. Incentive stock options are intended to be "incentive stock options," as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company is the issuer of the common stock under the Plan. The outstanding common stock of the Company is listed on the Nasdaq National Market.

   The main features of the Plan are summarized in this Prospectus. However, if there are any inconsistencies between this Prospectus and the Plan or the terms of any option or other award, the Plan and the terms of the option or other award will always control.

   This Prospectus does not cover resales of shares acquired under the Plan. Under Section 4(1) of the Securities Act of 1933, as amended (the "Securities Act"), employees who are not our officers or directors ordinarily may publicly resell shares acquired under the Plan without registering these shares. Our officers or directors usually must comply with Rule 144 or register the securities to publicly resell shares acquired under the Plan.


  Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


   You should rely only on the information contained in this document or that we have referred to you. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions which permit such offers and sales. The information contained in this Prospectus is accurate only as of the date of this Prospectus.

   Copies of the Plan and additional information about the Plan can be obtained by mailing a written request to: Capstone Turbine Corporation, 21211 Nordhoff Street, Chatsworth, California 91311, attention: Secretary; (818) 734-5300.


                                  June 1, 2003

                                TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----

AVAILABLE INFORMATION.......................................................        1

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS.............................        2

SUMMARY OF THE PLAN.........................................................        3

FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE PLAN....................       10


                         AVAILABLE INFORMATION

   The Company is subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance with such requirements files reports, proxy statements and other information with the Commission. You may read and copy any reports, proxy statements and other information we file at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding the Company, and the Company maintains an Internet site (http://www.capstoneturbine.com) with additional information about the Company. The common stock is quoted on the Nasdaq National Market (symbol:
CPST). Additional updating information with respect to the common stock may be provided in the future to grantees by means of appendices to this Prospectus or delivery of other documents.

   The Company has filed with the Commission two Registration Statements on Form S-8, one filed on July 6, 2000 (Registration No. 333-40868) and one filed on November 13, 2002 (Registration No. 333-101201) (including all amendments to each, collectively referred to herein as the "Registration Statement") with respect to the securities offered hereby. This Prospectus is a part of that Registration Statement. As allowed by the Commission's rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

            INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS


   The Commission allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. Any statement contained in a document which is incorporated by reference in this Prospectus is automatically updated and superseded if information contained in this Prospectus, or information that we later file with the Commission, modifies or replaces this information. This Prospectus incorporates by reference the documents described below that we have previously filed with the Commission. These documents contain important information about us and our finances.

- Capstone's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Commission on March 31, 2003;

- Capstone's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the Commission on May 15, 2003;

- the description of Capstone's common stock contained in the Registration Statement on Form 8-A, filed with the Commission on June 22, 2000; and

- all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered under the Plan have been sold or which deregisters all securities then remaining unsold.


   To receive a free copy of any of the documents incorporated by reference in this Prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) or a copy of this Prospectus, as amended or supplemented from time to time, or any other documents that constitute part of the Prospectus or which Rule 428(b) requires us to deliver, call or write:

   Capstone Turbine Corporation
   Attention:  Secretary
   21211 Nordhoff Street
   Chatsworth, California  91311
   Telephone number (818) 734-5300

                               SUMMARY OF THE PLAN


   The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, directors and consultants and to promote the success of the Company's business.

   The Plan authorizes the grant to our employees of options that qualify as "incentive stock options" under Section 422 of the Code. The Plan also authorizes the grant of non-qualified stock options, stock purchase rights, stock bonus rights and stock bonuses to our employees and consultants, and authorizes the grant of non-qualified stock options to our independent non-employee directors.

   The Employee Retirement Income Security Act of 1974 does not govern the Plan. In addition, the Plan does not qualify under Section 401(a) of the Code.

   Because this is a summary, it does not contain all the information that may be important to you. You may obtain a copy of the Plan and additional information about the Plan, without charge, by request to us:

   Capstone Turbine Corporation
   Attention:  Secretary
   21211 Nordhoff Street
   Chatsworth, California  91311
   Telephone number (818) 734-5300

SECURITIES SUBJECT TO THE PLAN

   Under the terms of the Plan, the aggregate number of shares of common stock subject to options, stock purchase rights or stock bonus rights is 6,200,000, plus the number of shares previously authorized and remaining available under our 1993 Incentive Stock Plan, as amended (the "1993 Plan") as of the closing of our initial public offering on July 5, 2000 and any shares covered by options granted under the 1993 Plan that are forfeited or expire unexercised after the closing of our initial public offering.

   No more than 3,700,000 shares may be issued upon exercise of incentive stock options granted under the Plan. In addition, the number of shares which may be subject to options, stock purchase rights or stock bonus rights granted under the Plan to any individual in any calendar year may not exceed 3,000,000 shares.

   Shares subject to expired or canceled options or rights under the Plan will be available for future grant or sale under the Plan. In addition, if shares are delivered to the Company by a holder or withheld by the Company in payment of the exercise price or tax withholding upon the exercise of an option, stock purchase right or stock bonus right or upon the grant of a stock bonus, such shares may again be optioned, granted or awarded under the Plan. If shares of any restricted stock granted under the Plan are repurchased by the Company at their original purchase price, such shares will be available for future grant under the Plan. No shares may be optioned, granted or awarded under the Plan, however, if such action would cause an incentive stock option to fail to qualify as an "incentive stock option" under Section 422 of the Code.

GRANT AND TERMS OF OPTIONS

   The committee of the board of directors appointed to administer the Plan (the "Committee") grants the options, stock purchase rights, stock bonus rights and stock bonuses and determines the following:

- which employees and consultants will be granted options, subject to the limitation that only employees may be granted incentive stock options, while any eligible grantee may receive non-qualified stock options;

-  the number of shares to be covered by each award granted; and

- the terms and conditions of any option, stock purchase right, stock bonus right or stock bonus granted under the Plan, including whether the option grants are "incentive stock options" or "non-qualified stock options," the exercise price, the time in which the options may vest or be exercised and any acceleration of vesting or waiver of forfeiture provisions.

   Each option will be evidenced by a written agreement.

   Nothing in the Plan or in any stock option agreement will give any optionee any right to remain our employee, consultant or director or will interfere with or restrict in any way our rights to discharge any optionee at any time for any reason whatsoever, with or without cause.

   Options for our independent non-employee directors are discussed in more detail in "Director Options" below.

EXERCISE PRICE

   The exercise price for the shares of common stock subject to your option will be specified in your option agreement. The Committee sets the per share exercise price at the time the option is granted. The exercise price is subject to the following rules:

- In the case of incentive stock options, the exercise price may not be less 100% of the fair market value for a share of our common stock on the date the option is granted.

- In the case of an incentive stock option granted to a stockholder owing more than 10% of the total combined voting power of all classes of our stock or that of any parent or subsidiary (a "10% Stockholder"), the exercise price may not be less than 110% of the fair market value for a share of common stock on the date the option is granted.

- In the case of non-qualified stock options, the exercise price may not be less than 85% of the fair market value for a share of our common stock on the date the option is granted.

- In the case of a non-qualified stock option granted to a 10% Stockholder, the exercise price may not be less than 110% of the fair market value for a share of common stock on the date the option is granted.

   For purposes of the Plan, the fair market value for a share of our common stock as of a given date will be the closing sales price of our common stock as quoted on the Nasdaq National Market for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable.

   The Code limits the number of options that can be granted to a participant that will qualify for treatment as incentive stock options. The Code provides that the value of shares that a participant can acquire by exercising, for the first time in any calendar year, incentive stock options granted by us or any parent or subsidiary cannot exceed $100,000 (based on the fair market value of the covered shares on the date of the grant of the options). Under the Plan, to the extent that the aggregate fair market value of shares subject to all of the incentive stock options granted to an employee by us or any parent or subsidiary which become first exercisable in any calendar year exceeds $100,000, the excess options will be treated as non-qualified stock options. For purposes of this calculation, incentive stock options will be taken into account in the order in which they are granted.

TERM AND TERMINATION OF OPTIONS

   The term of an option is set by the Committee and will be stated in your option agreement. The maximum term of an option under the Plan is:

-  10 years from the date of grant; or

- in the case of an incentive stock option granted to a 10% Stockholder, five years from the date of the grant.

   If your relationship with the Company is terminated for cause, your options will immediately terminate and the option shares will again become available for issuance under the Plan. If your relationship with the Company is terminated other than for cause, you will have the time period specified in your option agreement to exercise your vested options. If there is no specified time in the option agreement, your vested options will generally remain exercisable for three months following termination of your relationship with the Company, or, in the event of your disability or death, 12 months following termination of your relationship with the Company. However, your right to exercise an option after your service relationship is terminated may not extend past the expiration of the term of the option. If the vested options are not exercised within the applicable period, your options will terminate and the option shares will again become available for issuance under the Plan.

VESTING OF OPTIONS

   An option may be exercised when and to the extent it "vests." Your option agreement will set forth the period during which your right to exercise the option in whole or part vests. Options granted to employees who are neither officers nor directors will become vested and exercisable at a rate no less than 20% per year over five years from the date of grant. No portion of an option which is not vested when your relationship with the Company is terminated will thereafter become vested. At any time after the grant of an option, the Committee may accelerate the period during which an option vests.

EXERCISE OF OPTIONS

   An option may be exercised for any vested portion of the shares subject to the option until the option expires or terminates. Only whole shares of common stock may be purchased upon exercise.

   The Committee, however, may provide in your option agreement that you may exercise the option prior to its vesting, in which case you will acquire shares of restricted stock that are subject to forfeiture, transfer and other restrictions as determined by the Committee.

   An option may be exercised by delivering to the Secretary of the Company a written or electronic notice of exercise on a form provided by the Company, together with payment for the shares in the amount of the aggregate option exercise price for the shares covered by the option that is being exercised. The Committee may in its discretion allow payment by:

-  cash;

-  check;

- the delivery of shares of our common stock already owned by you for more than six months;

- the surrender of shares of our common stock which would otherwise be issuable on exercise of the option;

- the use of an interest-bearing full recourse promissory note upon such terms as the Committee prescribes;

- the delivery of property of any kind which constitutes good and valuable consideration;

- the delivery of a notice that you have placed a market sell order with a broker with respect to shares of common stock issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the option exercise price; or

-  any combination of the foregoing.

DELIVERY OF SHARES

   The Company is not required to deliver the shares purchased upon option exercise until the following conditions have been satisfied:

- the admission of such shares to listing on all stock exchanges on which the stock is listed;

- the registration of the shares under any state or federal securities laws or regulations;

- obtaining approval from any state or federal government agency as the Committee decides is necessary or advisable;

-  the lapse of a reasonable period of time for administrative convenience;

-  the receipt of consideration as provided in "Exercise of Options" above;
   and

- the receipt of payment for any applicable withholding tax, which in the discretion of the Committee may be in the same form as used to pay the exercise price.

BUYOUT PROVISIONS

   The Committee may at any time offer to buy out an option previously granted to you for a payment in cash or shares, based on terms and conditions that the Committee will communicate to you when the offer is made.

DIRECTOR OPTIONS

   Options granted to independent non-employee directors are "non-qualified stock options" to purchase shares of common stock under the Plan. Each independent non-employee director who was a member of the board of directors at the time of the Company's initial public offering was granted an option to purchase 21,600 shares of common stock on the date of the initial public offering (each, an "Initial Option"). Through fiscal year 2002, any independent non-employee director who was elected to the board of directors following the initial public offering was granted an Initial Option to purchase 21,600 shares of common stock on the date of his or her initial election to the board of directors. In addition, through fiscal year 2002, each independent non-employee director received an additional option to purchase 21,600 shares of common stock on the date of the annual meeting of the stockholders of the Company in every third year after the director was granted an Initial Option, if the director is reelected to the board of directors (each, a "Subsequent Option").

In January 2003, the board of directors amended the Plan to eliminate Subsequent Grants. Instead, the board approved subsequent stock grants to each non-employee director to purchase 10,000 shares of common stock (the "Annual Grant") on the date of each annual meeting of stockholders (beginning with the 2003 annual meeting) at which the director is re-elected to the board. Any member of the board of directors who is our employee and who subsequently retires from the Company while remaining on the board of directors will not receive an Initial Option but, to the extent eligible, will receive Annual Grants.

   The exercise price of the options granted to our independent non-employee directors will be the fair market value of a share of common stock on the date of grant, except that the exercise price for such options granted on the date of our initial public offering is the initial public offering price. The Initial Options and Subsequent Options granted to our independent non-employee directors vest in three equal annual installments of 1/3 on each of the first three anniversaries of the date of grant, subject to continuing service as a director. The Annual Grants vest quarterly over a one-year period, subject to continuing service as a director. The term of these options is 10 years, and no portion of an option granted to an independent non-employee director will be exercisable after 10 years from the date of grant. Any unvested portion of such an option will no longer be exercisable after the termination of the independent non-employee director's membership on the board of directors. However, the exercisability of options granted to independent non-employee directors may be accelerated on the occurrence of certain specified extraordinary corporate transactions or events, as explained in "Adjustment in Securities" below.

   STOCK PURCHASE RIGHTS, STOCK BONUS RIGHTS AND STOCK BONUSES

   The Committee may grant stock purchase rights, stock bonus rights and stock bonuses to our employees and consultants either alone, in addition to or in tandem with the issuance of options under the Plan. Stock purchase rights are rights granted under the Plan to purchase restricted stock. Stock bonus rights are rights granted under the Plan to receive a bonus of restricted stock for past services. Stock bonuses are awards of common stock granted under the Plan as compensation or as bonuses.

   The Committee determines:

- the number of shares subject to any stock purchase rights, stock bonus rights or stock bonuses granted under the Plan;

- the price per share for the restricted stock to be issued pursuant to a stock purchase right or stock bonus right and the price per share (if any) for the common stock to be issued pursuant to a stock bonus;

- the time period within which a person designated to receive a stock purchase right, stock bonus right or stock bonus must accept such offer; and

- any other terms and conditions of the stock purchase right, stock bonus right or stock bonus, consistent with the Plan.

   Stock purchase rights and stock bonus rights may only be accepted by execution of a written restricted stock purchase agreement. In the case of a stock bonus, the Committee will advise the offeree how to accept the offer.

   The restricted stock purchase agreement will contain such restrictions as the Committee provides, including restrictions concerning voting rights and transferability as well as restrictions based on duration of employment and the satisfaction of performance thresholds.

   Unless the Committee provides otherwise, the restricted stock purchase agreement will grant us the right to repurchase the restricted stock acquired upon exercise of a stock purchase right or stock bonus right immediately upon the occurrence of certain events, including, without limitation, a termination of the purchaser's service relationship with us for any reason (including death or disability), divorce, bankruptcy or insolvency. The purchase price for shares repurchased pursuant to this repurchase right, and the rate at which the repurchase right lapses, will be determined by the Committee and set forth in the restricted stock purchase agreement. We intend that the restricted stock purchase agreement will provide that the purchase price for such repurchased shares would be the original price paid by the purchaser.

   Nothing in the Plan or in any restricted stock purchase agreement will give any holder of restricted stock any right to remain our employee, consultant or director or will interfere with or restrict in any way our rights to discharge any holder of restricted stock at any time for any reason whatsoever, with or without cause.

ELIGIBILITY

   Our employees (including employee directors) and consultants are eligible to receive options, stock purchase rights, stock bonus rights or stock bonuses under the Plan, although incentive stock options may be granted only to our employees. The Committee determines which of our employees will be granted options, stock purchase rights, stock bonus rights or stock bonuses. No person is entitled to participate in the Plan as a matter of right. Only those employees and consultants who are selected to receive grants by the Committee may participate in the Plan. Independent non-employee directors are also eligible to receive grants under the Plan, as explained in "Director Options" above.

ADMINISTRATION OF THE PLAN

   The Committee will administer the Plan. The Committee will consist solely of two or more members of our board of directors. A director may serve on the Committee only if he or she is then a "non-employee director" as defined by Rule 16b-3 under the Exchange Act and an "outside director" for purposes of Section 162(m) of the Code.

   The Committee conducts the general administration of the Plan in accordance with its provisions. The Committee has the power to:

- construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

- adopt rules for the administration, interpretation and application of the Plan that are consistent with the Plan;

-  interpret, amend or revoke any of the newly adopted rules of the Plan; and

- in accordance with the Plan, delegate the authority to grant awards under the Plan.

   The Committee may delegate to other members of the board of directors who do not meet the definitions of "outside director" and "non-employee director" the authority to grant awards to recipients who are not covered by the relevant provisions of Section 162(m) of the Code or Section 16 of the Exchange Act.

   Committee members may resign at any time by delivering written notice to the board of directors. Vacancies in the Committee are filled by the board of directors. The board of directors may abolish the Committee at any time and administer the Plan themselves.

RIGHTS AS A STOCKHOLDER

   You will not have any rights as a stockholder as to the shares of common stock covered by an option until we have issued and delivered the shares of common stock issuable to you or your account following exercise of your option. We will not adjust for dividends or distributions or other rights for common stock if the record date for the dividend or distribution is prior to the date of such issuance.

OPTIONS AND STOCK PURCHASE RIGHTS NOT TRANSFERABLE

   You generally cannot assign or transfer any option, stock purchase right or stock bonus right granted under the Plan, except by will or the laws of descent or distribution. During your lifetime, only you may exercise the option or other right or award.

REPURCHASE PROVISIONS

   An option agreement or restricted stock agreement may provide that we may repurchase shares acquired upon exercise of an option, stock purchase right or stock bonus right upon the occurrence of certain specified events, including termination of the grantee's service relationship with us, the grantee's divorce, or the grantee's bankruptcy or insolvency.

CERTAIN RESTRICTIONS ON RESALE

   Employees, officers and directors who are our "affiliates" as defined by the rules and regulations under the Securities Act may offer or sell the shares of common stock they acquire upon exercise of their options under the Plan only if they make such offers and sales:

-  pursuant to an effective registration statement under the Securities Act;

- pursuant to an appropriate exemption from the registration requirements of the Securities Act; or

- within the limitations and subject to the conditions set forth in Rule 144 under the Securities Act.

AMENDMENT AND TERMINATION OF THE PLAN

   The board of directors may not, without prior stockholder approval:

- amend the Plan so as to increase the number of shares of stock that may be issued under the Plan; or

-  extend the term of the Plan.

   However, no stockholder approval is required to adjust the number of shares in the event of a merger, stock split or other transaction or event involving a change in our capital structure, as explained in "Adjustment in Securities" below.

   The Plan will continue in effect until its termination by the board of directors, but no options, stock purchase rights or stock bonus rights may be issued under the Plan after June 19, 2010. The termination of the Plan will not affect the validity of any option, right or other award then outstanding under the Plan. Except as indicated above, the board of directors may also modify the Plan from time to time. However, no amendment or termination of the Plan may impair the rights of a holder of an option, stock purchase right or stock bonus right without his or her written consent.

ADJUSTMENT IN SECURITIES

   In the event of a dividend or other distribution, recapitalization, reclassification, stock split, reorganization, merger, consolidation, split-up, spin-off, combination, dissolution, transfer, exchange, disposition of all or substantially all of our assets, or other similar corporate transaction that affects the common stock, the Committee may appropriately adjust any or all of:

- the number and kind of shares for which options, stock purchase rights or stock bonus rights may be granted, including adjusting the limits on the number of shares subject to the Plan and the number of shares which any individual may purchase in a calendar year;

- the number and kind of shares which are subject to outstanding options, stock purchase rights, stock bonus rights or restricted stock; and

- the grant or exercise price of any option, stock purchase right or stock bonus right.

   In addition, if any such transaction or event occurs, the Committee may take any one or more of the following actions with respect to any option, stock purchase right, stock bonus right or restricted stock granted or issued under the Plan:

- provide for the purchase of the option, stock purchase right, stock bonus right or restricted stock for the value it would have if it were currently exercisable or payable or fully vested;

-  make the option or other award immediately fully exercisable;

- have the surviving entity or an affiliate of the surviving entity assume it or substitute similar options, rights, awards or restricted stock;

- adjust the terms, conditions and criteria included in options, stock purchase rights, stock bonus rights or restricted stock either outstanding or which may be granted in the future; and

- provide that immediately upon the consummation of any such event the option, stock purchase right or stock bonus right will not be exercisable and will terminate, except that during a specified period of time prior to the completion of the corporate transaction the option, stock purchase right or stock bonus right will be fully exercisable, and the restrictions on restricted stock will terminate (and, in the case of restricted stock, some or all shares may cease to be subject to repurchase).

   Subject to certain restraints, the Committee may also include any provisions or limitations in any option, stock purchase right or restricted stock agreement that it deems equitable and in the best interest of the Company.

   If the Company undergoes an acquisition and the surviving entity or its affiliate does not assume or substitute for outstanding options, rights, awards or restricted stock under the Plan, then:

- for participants whose service has not been terminated prior to the acquisition, outstanding options and rights will become fully vested and exercisable and all restrictions on those awards will lapse at least 10 days before the date the acquisition closes (and the options or rights will terminate if not exercised before the date the acquisition closes); and

- for any other participants, outstanding options and rights will terminate if not exercised before the date the acquisition closes.

   If the surviving entity or its affiliate does assume or substitute for outstanding options, rights, awards or restricted stock under the Plan, then a participant's awards will become immediately and fully vested and exercisable if, within nine months after the acquisition, one of the following events occurs:

- the surviving entity terminates without cause the employee or director status of the participant holding such stock award; or

- the employee holding such stock award terminates his or her employment either because his or her principal work location was moved more than 50 miles from the existing work location or because there is a material reduction in his or her responsibilities.

                         FEDERAL INCOME TAX CONSEQUENCES
                            ASSOCIATED WITH THE PLAN


   The following is a general summary under current law of the material federal income tax consequences to participants in the Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as foreign, state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to you in light of your personal investment circumstances. This summarized tax information is not tax advice.

   YOU ARE ADVISED TO CONSULT YOUR OWN ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN.

NON-QUALIFIED STOCK OPTIONS

   For federal income tax purposes, if you are granted non-qualified stock options under the Plan, you will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of non-qualified stock options you will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the common stock on the date of exercise. Your basis for the stock for purposes of determining your gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date you exercise the option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

INCENTIVE STOCK OPTIONS

   There is no taxable income to you when you are granted an incentive stock option or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an "item of adjustment" for you for purposes of the alternative minimum tax. Gain realized by you on the sale of shares of stock acquired through the exercise of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to us, unless you dispose of the shares (1) within two years after the date of grant of the option or (2) within one year of the date the shares were transferred to you. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent you must recognize ordinary income. If such a sale or disposition takes place in the year in which you exercise the option, the income you recognize upon your sale or disposition of the shares will not be considered income for alternative minimum tax purposes. Otherwise, if you sell or otherwise dispose the shares before the end of the one-year and two-year periods specified above, the maximum amount that will be included as alternative minimum tax income is the gain, if any, you recognize on the disposition of the shares.

   An incentive stock option exercised more than three months after you terminate employment, other than by reason of death or disability, will be taxed as a non-qualified stock option, and you will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by you.

STOCK PURCHASE RIGHTS, STOCK BONUS RIGHTS AND RESTRICTED STOCK

   For federal income tax purposes, if you are granted a stock purchase right or stock bonus right, you generally will not have taxable income on the grant of such right, nor will we then be entitled to any deduction. Generally, on the purchase or acquisition of restricted stock pursuant to a stock purchase right or stock bonus right, you will also not have taxable income, nor will we be entitled to a deduction, unless you make a valid election under
Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, you generally will recognize ordinary income, and we will be entitled to a corresponding deduction, for an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price for the restricted stock. If you make a valid election under Section 83(b) with respect to restricted stock, you generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares at that date over the purchase price for the restricted stock, and we will be entitled to a deduction for the same amount.

STOCK BONUSES

   For federal income tax purposes, if you are granted a stock payment in the form of a stock bonus, then you generally will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the fair market value of the common stock on the date you receive the stock bonus. Your basis for the stock for purposes of determining your gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date you receive the stock bonus. Any subsequent gain or loss will generally be taxable as a capital gain or loss.

SECTION 162(m) OF THE CODE

   In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1,000,000 (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m), the deduction limit does not apply to certain "performance-based" compensation.

   Stock options will satisfy the "performance-based" exception if (1) the awards are made by a qualifying compensation committee, (2) the plan sets the maximum number of shares that can be granted to any person within a specified period and (3) the compensation is based solely on an increase in the stock price after the grant date.

   Stock purchase rights, stock bonus rights and stock bonuses granted under the Plan would not qualify as "performance based compensation."

OTHER TAX CONSEQUENCES

   We recommend that you consult your personal tax advisors with respect to the federal, foreign (if applicable), state and local tax aspects of option grants, option exercises and any subsequent dispositions of common stock acquired under the Plan.